Exhibit 5.1

Fulbright & Jaworski l.l.p.
A Registered Limited Liability Partnership
666 Fifth Avenue, 31st Floor
New York, New York 10103-3198
www.fulbright.com

telephone: (212) 318-3000	facsimile: (212) 318-3400

February 11, 2009

Applied DNA Sciences, Inc.
25 Health Sciences Drive, Suite 113
Stony Brook, New York 11790

Ladies and Gentlemen:

We refer to the Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission by Applied DNA Sciences, Inc., a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended (the “Act”).  The Registration Statement relates to the sale, from time to time, by certain stockholders of the Company (the “Selling Stockholders”) identified in the prospectus included in the Registration Statement (the “Prospectus”) of up to an aggregate of 67,576,201 shares (the “Shares”) of the Company’s common stock, $.001 par value (the “Common Stock”),  consisting of (i) 16,948,877 shares of Common Stock issued upon the automatic conversion of secured promissory notes issued to investors in private placements during the period from March 2006 through June 2007, (ii) 657,500 shares of Common Stock issued to consultants in February 2006, (iii) 7,220,324 shares of Common Stock issued upon the conversion of the promissory notes issued in connection with the January and February 2005 offering (the 16,948,877, 657,500 and 7,229,324 shares of Common Stock collectively referred to as the “Outstanding Shares”), (iv) up to 10,400,000 shares of Common Stock issuable upon the exercise of common stock purchase warrants issued to employees, directors and consultants in February 2006 at an exercise price of $.09 per share, (v) up to 16,400,000 shares of Common Stock issuable upon the exercise of common stock purchase warrants issued to investors in private placements during the period from March 2006 through June 2007 at an exercise price of $.50 per share, (vi) up to 1,207,500 shares of Common Stock issuable upon the exercise of common stock purchase warrants at an exercise price of $.60 per share, and (vii) up to 14,742,000 shares of Common Stock issuable upon the exercise of common stock purchase warrants at an exercise price of $.75 per share (the 10,400,000, 16,400,000, 1,207,500 and 14,742,000 shares of Common Stock collectively referred to as the “Warrant Shares”).

We have examined and relied upon executed originals, counterparts, or copies of such documents, records, and certificates (including certificates of public officials and officers of the Company) as we considered necessary or appropriate for enabling us to express the opinions set forth herein.  We have also examined and relied upon the plan of conversion whereby the Company has converted from a Nevada corporation to a Delaware corporation.  In all such examinations, we have assumed the authenticity and completeness of all documents submitted to us as originals and the conformity to originals and completeness of all documents submitted to us as photostatic, conformed, notarized or certified copies.  We have also assumed that the issuance of the Warrants was fair as to the Company at the time such issuance was authorized or approved.

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Applied DNA Sciences, Inc.
February 11, 2009

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1.           The Outstanding Shares are validly issued, fully paid, and nonassessable.

2.           The Warrant Shares issuable on exercise of the Warrants are duly authorized and were reserved for issuance by the Board of Directors of the Company and, when issued and delivered in accordance with the terms of the Warrants, including but not limited to payment in full of the exercise price for the Warrant Shares, the Warrant Shares will be validly issued, fully paid, and nonassessable.

The opinions expressed herein are limited exclusively to applicable federal laws of the United States of America and applicable provisions of, respectively, the Delaware Constitution, the Delaware General Corporation Law and reported judicial interpretations of such law, in each case as currently in effect, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement and the Prospectus which forms a part of the Registration Statement and any supplement or supplements to such Prospectus.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ FULBRIGHT & JAWORSKI L.L.P.
FULBRIGHT & JAWORSKI L.L.P.